EXHIBIT 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Long Term Care Operations 360, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (4)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be paid	Equity	Common Stock, par value $0.0001 per share	Other	11,100,000	$1.00	$11,100,000	$92.70 per $1,000,000	$1,028.97
Fees previously paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts							$1,028.97
	Total Fees Previously Paid							$0
	Total Fee Offsets							$0
	Net Fee Due							$1,028.97

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the shares of common stock registered hereby also include an indeterminate number of additional shares of common stock as may, from time to time, be issued or issuable because of stock splits, stock dividends, stock distributions, and similar transactions.

(2)

Includes 10,000,000 shares of newly issued common stock to be offered by the registrant, and 1,100,000 shares of common stock outstanding to be sold by certain selling security holders as described in the prospectus.

(3)

Estimated based on the bona fide estimate of the maximum offering price in the primary offering in accordance with Rule 457(a), and as to 1,100,000 shares being registered for resale, estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o). The registrant’s common stock has not traded since November 11, 2020, and is not listed on any national exchange, and in accordance with Rule 457, the offering price was determined by factors such as the lack of liquidity (since there is no present market for our stock) and the high level of risk inherent in this sort of offering. The selling security holders may sell shares of our common stock at a fixed price of $1.00 per share until our shares are either listed on a national securities exchange or quoted on the OTC Bulletin Board, OTCQX, or OTCQB, after which the shares offered hereunder may be sold by the selling stockholders from time to time in the open market, through privately negotiated transactions, or via a combination of these methods, at market prices prevailing at the time of sale or at negotiated prices.

(4)	Calculated by multiplying the proposed maximum aggregate offering price of securities to be registered by the Fee Rate.